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SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

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AETRIUM INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AETRIUM INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2002

        The 2002 Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium's corporate headquarters located at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m., local time, on May 21, 2002, for the following purposes:

  1.
  To elect five (5) persons to serve as directors until the next Annual Meeting or until their respective successors are elected and qualified; and

  2.
  To transact such other business as may properly come before the Annual Meeting.

        The record date for determining the shareholders who are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof, is the close of business on March 29, 2002.

        You are cordially invited to attend the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please be sure you are represented at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed within the United States.

                      By Order of the Board of Directors

                      Douglas L. Hemer
                       Chief Administrative Officer and Secretary

April 5, 2002
North St. Paul, Minnesota

AETRIUM INCORPORATED
2350 Helen Street
North St. Paul, Minnesota 55109
(651) 704-2000

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 21, 2002

INTRODUCTION

        The 2002 Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium's corporate headquarters located at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m., local time, on May 21, 2002.

        A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. We will pay the costs related to soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

        Any shareholder giving a proxy may revoke it at any time before its use at the Annual Meeting either by:

  •
  giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy is used;

  •
  submitting a duly executed proxy with a later date to our Secretary; or

  •
  appearing at the Annual Meeting and voting his or her stock in person.

        Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders, but lack any such specification, will be voted in favor of the nominees for directors listed in this Proxy Statement. Abstention from any proposal set forth in the Notice of Meeting is treated as a vote against such proposal. Broker non-votes on any such proposals (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals.

        THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT.

        We expect that this Proxy Statement and the proxy card will be first mailed to shareholders on or about April 5, 2002.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders who share the same address. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Investor Relations Department, Aetrium Incorporated, 2350 Helen Street, North St. Paul, Minnesota 55109, telephone: (651) 770-2000. Any shareholder who wants to receive separate copies of our Proxy Statement or Annual Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder's bank, broker, or other nominee record holder, or the shareholder may contact us at the above address and phone number.

OUTSTANDING SHARES

        Only record holders of our common stock at the close of business on March 29, 2002 will be entitled to vote at the Annual Meeting. On March 29, 2002, we had 9,474,566 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of the shares (4,737,284 shares) entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects an abstention (or is left blank) or reflects a broker non-vote on a matter. Holders of shares of common stock are not entitled to cumulate voting rights.

ELECTION OF DIRECTORS

Nomination

        Our Bylaws provide that the number of directors to constitute our board of directors will be at least one or such other number as may be determined by our board or our shareholders. At our 2001 Annual Meeting, five directors were elected. Our board has determined to nominate the same five directors to be elected at the 2002 Annual Meeting. Directors elected at the 2002 Annual Meeting will hold office until the next regular meeting of shareholders or until their successors are duly elected and qualified.

        All of the nominees for directors are currently members of our board and have consented to serve as a director, if elected. The election of each director requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting, provided that a quorum consisting of a majority of the voting power of our outstanding shares is represented either in person or by proxy at the Annual Meeting. Our board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. Our board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If prior to the Annual Meeting our board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by our board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy card. Alternatively, the proxies may, at our board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. Our board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

        The following table sets forth certain information as of March 5, 2002 which has been furnished to us by the persons who have been nominated by our board to serve as directors for the ensuing year.

Nominees for Election	Age	Principal Occupation	Director Since
Joseph C. Levesque	57	Chairman of the Board, President and Chief Executive Officer of Aetrium Incorporated	1986
Darnell L. Boehm	53	Principal of Darnell L. Boehm & Associates	1986
Terrence W. Glarner	58	President of West Concord Ventures, Inc.	1990
Andrew J. Greenshields	64	President of Pathfinder Venture Capital Funds	1986
Douglas L. Hemer	55	Chief Administrative Officer and Secretary of Aetrium Incorporated	1986

Other Information About Nominees

        Joseph C. Levesque has served as our President, Chief Executive Officer and Chairman of our board since 1986. From 1973 to 1986, Mr. Levesque served in various capacities and most recently as Executive Vice President of Micro Component Technology, Inc., a manufacturer of integrated circuit testers and test handlers.

        Darnell L. Boehm served as our Chief Financial Officer and Secretary from 1986 until May 2000, and has served as one of our directors since 1986. From December 1994 until July 1995, Mr. Boehm had also assumed executive management responsibilities for our Poway, California operations. Mr. Boehm is currently the principal of Darnell L. Boehm & Associates, a management consulting firm. Mr. Boehm is also a director of Rochester Medical Corporation, a publicly held company, and Versa Companies, a privately held company. Mr. Boehm serves on the audit and compensation committees of Rochester Medical Corporation and Versa Companies.

        Terrence W. Glarner has served as one of our directors since March 1990. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc. and has been a consultant to North Star Ventures, Inc. and Norwest Venture Capital. Mr. Glarner is also a director of CIMA Labs, Inc., FSI International, Inc., Datakey, Inc., NVE Corporation and SpectraScience, Inc., all of which are publicly held companies. Mr. Glarner also serves on the compensation committee of each of these five companies.

        Andrew J. Greenshields served as one of our directors from July 1984 to October 1985, and has continuously served as one of our directors since October 1986. Mr. Greenshields has been President of Pathfinder Venture Capital Funds, an investment company, since September 1980. Mr. Greenshields is also a partner of Pathfinder Partners III, the general partner of Pathfinder Venture Capital Fund III, a Minnesota limited partnership. Pathfinder Venture Capital Funds is also the management company for Pathfinder Venture Capital Fund III. Mr. Greenshields also has been a general partner of Spell Capital Partners since November 1997. Mr. Greenshields is also a director and member of the audit and compensation committees of CNS, Inc., a publicly held company, and a director of Alkota Inc., UbiQ Inc., Voom Technologies, Inc., and Midwest Plastics, Inc., all privately held companies.

        Douglas L. Hemer has served as one of our directors since 1986, and has served as our Secretary since May 2000 and as our Chief Administrative Officer since March 2001. He served as our Group

Vice President from August 1998 to March 2001, as the President of our Poway, California operations from February 1997 to August 1998 and as our Chief Administrative Officer from May 1996 until February 1997. Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining Aetrium. Mr. Hemer is also a director of Versa Companies, a privately held company, and serves on its compensation committee.

Additional Information About the Board and Its Committees

        Our board of directors manages our business and affairs. Our board met or took action in writing seven times during the fiscal year ended December 31, 2001. Our board established and maintains an Audit Committee and a Compensation Committee.

        The function of the Audit Committee is to review our financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding our financial controls, and confer with our outside auditors. The Audit Committee met four times during the fiscal year ended December 31, 2001. Mr. Glarner, Mr. Greenshields and Mr. Boehm are the current members of the Audit Committee.

        The responsibilities of the Compensation Committee include approving the compensation for those officers who are also directors of Aetrium and setting the terms of and grants of awards under our 1993 Stock Incentive Plan. The Compensation Committee met or took action in writing three times during the fiscal year ended December 31, 2001. Mr. Glarner, Mr. Greenshields and Mr. Boehm are the current members of the Compensation Committee.

        All of our directors attended 75% or more of the aggregate meetings of our board and all such committees on which they served during the fiscal year ended December 31, 2001.

Compensation of Directors

        Directors' Fees.    Our directors receive no cash compensation for their services as members of our board, although their out-of-pocket expenses incurred on our behalf are reimbursed.

        Option Grants.    All of our directors are eligible for grants of options under our 1993 Stock Incentive Plan. As disclosed in the Executive Compensation and Other Benefits section below, in June 2001 and pursuant to the 1993 Plan, we granted to Mr. Levesque and Mr. Hemer five-year options to purchase 75,000 and 25,000 shares of our common stock, respectively. Each option has an exercise price of $1.685 per share, the fair market value of our common stock on the date of grant. Also in June 2001, we granted to Mr. Glarner, Mr. Greenshields and Mr. Boehm, as non-employee directors, five-year options to purchase 15,000 shares of common stock each. The exercise price of each of their options is $1.685 per share, the fair market value of the common stock on the date of the grant. The options granted to Mr. Levesque, Mr. Hemer, Mr. Glarner, Mr. Greenshields and Mr. Boehm vested fully at the time of grant. Although our board is not obligated to do so, it currently anticipates that it will grant non-statutory stock options to purchase 30,000 shares of common stock to non-employee directors upon their initial election to our board at an exercise price equal to the fair market value of the common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 5, 2002, unless otherwise noted, by (a) each shareholder who we know owns beneficially more than 5% of our outstanding common stock, (b) each of our directors, nominees and executive officers named in the "Summary Compensation Table" below, and (c) all of our executive officers and directors as a group. The address for all our executive officers and directors is 2350 Helen Street, North St. Paul, Minnesota 55109.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner
	Amount		Percent of Class(2)
Joseph C. Levesque	201,616	(3)	2.1%
Douglas L. Hemer	85,363	(4)	*
Keith E. Williams	207,853	(5)	2.2%
Daniel M. Koch	81,710	(6)	*
Gerald C. Clemens	24,896	(7)	*
Darnell L. Boehm	31,400	(8)	*
Terrence W. Glarner	55,330	(9)	*
Andrew J. Greenshields	42,500	(10)	*
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	577,250	(11)	6.1%
Executive officers and directors as a group (10 persons)	815,620	(12)	8.2%

*
Less than 1%.

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 5, 2002 are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)
Based on 9,474,566 shares of common stock outstanding as of March 5, 2002.

(3)
Includes options to purchase 103,438 shares of common stock exercisable within 60 days.

(4)
Includes options to purchase 68,750 shares of common stock exercisable within 60 days.

(5)
Includes options to purchase 101,563 shares of common stock exercisable within 60 days.

(6)
Includes options to purchase 47,763 shares of common stock exercisable within 60 days.

(7)
Includes options to purchase 11,896 shares of common stock exercisable within 60 days.

(8)
Includes options to purchase 22,500 shares of common stock exercisable within 60 days.

(9)
Includes options to purchase 37,500 shares of common stock exercisable within 60 days.

(10)
Includes options to purchase 37,500 shares of common stock exercisable within 60 days.

(11)
Based solely on a Schedule 13G dated January 30, 2002, includes 577,250 shares of common stock held of record by Dimensional Fund Advisors Inc., for which Dimensional has sole dispositive and voting power. All 577,250 shares are owned by advisory clients of Dimensional, and Dimensional does not know of any one advisory client that owns more than 5% of our outstanding common stock. Dimensional disclaims beneficial ownership of all 577,250 shares of our common stock.

(12)
Includes options to purchase 499,748 shares of common stock exercisable within 60 days.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer, and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2001. The executive officers named in the chart below are referred to in this Proxy Statement as our "named executive officers."

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options(#)	All Other Compensation($)(2)
	Year	Salary($)	Bonus($)(1)
Joseph C. Levesque President and Chief Executive Officer	2001 2000 1999	$212,308 195,450 174,314	$0 29,400 38,190	75,000 35,000 —	$875 3,028 2,051
Douglas L. Hemer Chief Administrative Officer and Secretary	2001 2000 1999	$158,846 154,953 145,439	$0 20,050 31,841	25,000 50,000 —	$919 2,823 1,912
Daniel M. Koch Vice President— Worldwide Sales	2001 2000 1999	$144,269 137,115 121,654	$0 24,653 21,444	20,000 40,000 20,000	$836 2,775 1,791
Keith E. Williams President— Dallas Operations	2001 2000 1999	$140,481 126,898 108,623	$0 19,277 0	15,000 70,000 20,000	$1,144 2,444 1,329
Gerald C. Clemens(3) Vice President— Reliability Test Products	2001 2000 1999	$120,250 115,000 109,102	$0 17,355 23,895	15,000 — 8,000	$726 2,292 1,527

(1)
Cash bonuses for services rendered have been included as compensation for the year earned, even though a portion of such bonuses were actually paid in the following year. Such bonuses were payable pursuant to each executive's individual bonus arrangement, which is based upon the achievement of certain individual and corporate goals.

(2)
Represents amounts of matching contributions we made to the named executive officers' respective 401(k) accounts.

(3)
Mr. Clemens left Aetrium effective January 31, 2002.

Option Grants

        The following table summarizes option grants we made to our named executive officers during fiscal year 2001 and the potential realizable value of such options.

Option Grants in Fiscal Year 2001

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted (#)(1)
		% of Total Options Granted to Employees in Fiscal Year 2001
Name			Exercise or Base Price ($/Share)	Expiration Date
					5% ($)	10% ($)
Joseph C. Levesque	75,000	26.1%	$1.685	06/05/06	$34,915	$77,153
Douglas L. Hemer	25,000	8.7%	$1.685	06/05/06	$11,638	$25,718
Daniel M. Koch	12,500	4.3%	$1.685	06/05/06	$5,819	$12,859
Daniel M. Koch	7,500	2.6%	$1.685	06/05/06	$3,492	$7,716
Keith E. Williams	15,000	5.2%	$1.685	06/05/06	$6,983	$15,431
Gerald C. Clemens	15,000	5.2%	$1.685	06/05/06	$6,983	$15,431

(1)
The above options were granted under our 1993 Stock Incentive Plan. The options granted to Mr. Levesque and Mr. Hemer and an option granted to Mr. Koch to purchase 7,500 shares of common stock vested fully at the time of grant. An option granted to Mr. Koch to purchase 12,500 shares of common stock and the options granted to Mr. Williams and Mr. Clemens vest in 1/48th increments each month beginning the month after the date of grant. The payment of an option exercise price may be made either in cash or, subject to the discretion of the Compensation Committee, in shares of our common stock. Our 1993 Plan provides that, in the event we experience a "change in control," then, if approved by the Compensation Committee, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the company or any of our subsidiaries. For purposes of the 1993 Plan, a "change in control" will be deemed to have occurred upon:

  •
  a sale or other transfer of substantially all of our assets to an entity we do not control;

  •
  a merger or consolidation to which we are a party if, after such merger or consolidation, our shareholders do not beneficially own more than 80% of the combined voting power of the surviving corporation's outstanding voting securities;

  •
  any person becoming the beneficial owner of 40% or more of the combined voting power of our outstanding securities; or

  •
  a change in the composition of our board such that the individuals constituting the board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of our board (with exceptions for individuals who are nominated or otherwise approved by the current board).

(2)
These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of our common stock, overall market conditions and the executive's continued involvement with us. The amounts represented in this table will not necessarily be achieved.

Option Exercises

        None of our named executive officers exercised any options during fiscal year 2001. The following table summarizes the number and value of options held by our named executive officers as of December 31, 2001.

Aggregated Option Exercises in Fiscal Year 2001
and 2001 Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2001(#)
			Value of Unexercised In-The-Money Options at December 31, 2001($)(1)(2)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph C. Levesque	99,271	25,729	—	—
Douglas L. Hemer	62,500	37,500	—	—
Daniel M. Koch	40,835	46,665	—	—
Keith E. Williams	96,251	68,749	—	—
Gerald C. Clemens	11,292	17,708	—	—

(1)
Based on the December 31, 2001 closing price of our common stock of $1.45.

(2)
The "Value of Unexercised Options" amounts are calculated based on the excess, if any, of the market value of our common stock at the end of our last completed fiscal year over the exercise price. As of December 31, 2001, none of our named executive officers held options that had an exercise price lower than the market value of our common stock on that date. The exercise price of options may be paid in cash or, in the discretion of the Compensation Committee, in shares of our common stock valued at fair market value on the day prior to the date of exercise. In addition, at the discretion of the Compensation Committee, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Employment and Severance Agreements

        Effective as of April 1, 1986, we entered into an employment agreement with Joseph C. Levesque to serve as our President and Chief Executive Officer. This employment agreement provides that we will review Mr. Levesque's performance and compensation package on an annual basis and make such adjustments to his compensation package as we deem appropriate. The employment agreement provides that Mr. Levesque may voluntarily terminate his employment with three months' written notice to us. The employment agreement also provides that if Mr. Levesque's employment is involuntarily terminated (including by reason of death or disability, but excluding for cause), we will pay Mr. Levesque six months' salary as severance pay. Any severance pay provided to Mr. Levesque pursuant to the terms of this employment agreement will be made according to our standard payroll practices and policies.

Compensation Committee Interlocks and Insider Participation.

        Terrence W. Glarner, Andrew J. Greenshields and Darnell L. Boehm, each of whom is a member of our board of directors, served as members of the board's Compensation Committee during fiscal year 2001. Mr. Boehm served as our Chief Financial Officer and Secretary from 1986 until May 2000. No executive officer of ours serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board or Compensation Committee.

Compensation Committee Report on Executive Compensation

        The Compensation Committee consists of three non-employee directors. The Compensation Committee meets at least once per year and met or took written action three times during fiscal year 2001. The Compensation Committee approves the compensation for our executive officers who also serve as directors of Aetrium, and acts on such other matters relating to their compensation as it deems appropriate. During fiscal year 2001, Mr. Levesque, our Chairman of the Board, President and Chief Executive Officer, and Mr. Hemer, our Chief Administrative Officer and Secretary, were the only executive officers who were also directors of the company. Mr. Levesque, as our President and Chief Executive Officer, establishes the compensation of all of our executive officers who are not also directors of the company. With respect to all eligible recipients except members of the Compensation Committee, the Compensation Committee also administers our stock option plan and determines the participants in our plan and the amount, timing and other terms and conditions of awards under our plan. The board as a whole exercises these responsibilities with respect to members of the Compensation Committee as eligible recipients.

        Compensation Philosophy and Objectives.    The Compensation Committee is committed to the general principle that overall executive compensation should be commensurate with corporate performance and the performance of the individual executive officers, and the attainment of predetermined corporate goals. The primary objectives of our executive compensation program are to:

    •
    reward the achievement of desired corporate and individual performance goals;

    •
    provide compensation that enables us to attract and retain key executives; and

    •
    provide compensation opportunities that are linked to our performance and that directly link the interests of executives with the interests of our shareholders.

        Our executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size. In determining compensation levels, the Compensation Committee considers a number of factors, including corporate performance, both separately and in relation to other companies competing in our markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, our historical compensation levels and stock awards, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executives. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term corporate and individual performance.

        Executive Compensation Program Components.    Our executive compensation program consists of base salary, bonuses and long-term incentive compensation in the form of stock options. The particular elements of our compensation program are discussed more fully below.

        Base Salary.    Base salary levels of executives, including our Chief Executive Officer, are determined by the potential impact of the individual on the company and corporate performance, the skills and experience required by the position, the individual performance and potential of the executive, and market data for comparable positions in companies in comparable industries and of comparable development, complexity and size. Base salaries for executives are generally evaluated and adjusted annually. The Compensation Committee or Mr. Levesque, as appropriate, has the discretionary authority to adjust such base level salaries based on our actual and projected performance, including factors related to revenue and profitability. Consistent with our philosophy of keeping executive salaries at reduced levels during periods of operating losses, effective July 2001 we reduced the base salaries of our executive officers by 15 to 25% due to declining revenue levels and operating losses at the company and generally across our industry.

        Bonuses.    We may also pay bonuses to executive officers, including our Chief Executive Officer, as part of our executive compensation program. In fiscal year 1999, our executive compensation program provided that executives could earn quarterly cash bonuses based upon the achievement of certain corporate financial objectives and meeting individual performance goals with the maximum potential bonuses to be awarded in any fiscal year ranging from 30% of base salary to 50% of base salary for executive officers, including our Chief Executive Officer. For fiscal year 2000, we modified the bonus program to provide that executives could earn quarterly bonuses for meeting individual performance goals with a maximum potential bonus of 15% of base salary compensation during the year for each executive, including our Chief Executive Officer. In addition, the program provided for potential profit sharing bonuses to executives on a quarterly basis if we achieved specified profitability levels. In fiscal year 2001, as a result of declining revenue levels and operating losses at the company and generally across our industry, we paid no bonuses to our executive officers.

        Long-Term Incentive Compensation.    We use stock options to enable key executives to participate in a meaningful way in our success and to link their interests directly with those of our shareholders. The number of stock options we granted to executives, including our Chief Executive Officer, is based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in our industry, the number of options we have previously granted and individual and corporate performance during the year. For further detail regarding the options granted to our named executive officers, reference the section regarding "Option Grants" contained in this Proxy Statement.

        Section 162(m).    The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended, limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. We do not believe we will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, we do not have a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

Compensation Committee
Terrence W. Glarner Andrew J. Greenshields Darnell L. Boehm

Audit Committee Report

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

        The current members of the Audit Committee are Mr. Glarner, Mr. Greenshields and Mr. Boehm. Mr. Glarner and Mr. Greenshields are independent as defined under the Nasdaq listing standards. Mr. Boehm is not independent as defined under such listing standards because we employed him until May 2000. Our board determined that it was in the best interests of our shareholders to have Mr. Boehm serve on the Audit Committee because of Mr. Boehm's financial expertise, as well as to meet the Nasdaq requirement of a minimum Audit Committee membership of three directors. We have no directors who are independent as defined under the Nasdaq listing standards other than Mr. Glarner and Mr. Greenshields. Our board has not yet identified an appropriate candidate who could serve as a third independent director.

        The Audit Committee operates under a written charter adopted by our board. The primary function of the Audit Committee is to provide advice with respect to our financial matters and to assist our board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to:

  •
  serve as an independent and objective party to monitor our financial reporting process and internal control system;

  •
  review and appraise the audit efforts of our independent accountants and internal audit personnel;

  •
  evaluate our quarterly financial performance as well as its compliance with laws and regulations;

  •
  oversee management's establishment and enforcement of financial policies and business practices; and

  •
  provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit personnel and our board.

Review of Our Audited Financial Statements for the Fiscal Year ended December 31, 2001

        The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2001 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee determined that the income tax preparation and consulting services provided by PricewaterhouseCoopers LLP to us during fiscal year 2001 were compatible with maintaining the independence of that firm.

        Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to our board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Audit Committee
Terrence W. Glarner Andrew J. Greenshields Darnell L. Boehm

Audit Fees and Non-Audit Fees

        The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for 2001, and fees billed for all other services rendered by PricewaterhouseCoopers. Other than as set forth below, no other professional services were rendered or fees billed by PricewaterhouseCoopers during fiscal year 2001.

Services Rendered	Amount of Fees Billed
Audit Fees(1)	$81,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(2)	$47,000

(1)
These fees include the audit of our annual financial statements for fiscal year 2001 and the review of our financial statements included in our Quarterly Reports on Form 10-Q for fiscal year 2001.

(2)
These fees consisted of fees billed for income tax preparation and consulting services.

Stock Performance Graph

        In accordance with the rules of the SEC, the following performance graph compares for the five-year period ending on December 31, 2001, the yearly cumulative total shareholder return on our common stock on the Nasdaq National Market with the yearly cumulative total return over the same period with the Nasdaq Stock Market (U.S. Companies) Index and a Media General Industry Group 834 Index for semiconductor equipment. Media General Financial Services prepared the data points and the performance graph. The comparison assumes a $100 investment in our common stock, the Nasdaq Stock Market (U.S. Companies) Index and the Media 834 Index on December 31, 1996, with reinvestment of all dividends.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Aetrium Incorporated	$100.00	$135.85	$83.02	$49.76	$20.75	$10.94
Media 834 Index	100.00	126.95	142.71	391.60	240.50	263.31
Nasdaq Market Index	100.00	122.53	172.67	311.94	197.51	152.45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We purchase machined parts from two partnerships controlled by WEB Technology Inc., also referred to as WEB. One of the partnerships, which is owned 77% by WEB, supplied us with approximately $108,000 of machined parts in fiscal year 2001. The other partnership, which is owned 76.9% by WEB, and 2.6% by Keith E. Williams, President of our Dallas operation, supplied us with approximately $89,000 of machined parts in fiscal year 2001. In addition to Mr. William's direct ownership in the second partnership, Mr. Williams owns an 11.8% interest in WEB.

        In November 2001, we purchased 426,410 shares of our common stock from a shareholder group that included Keith E. Williams, seven other employees of our Dallas operation, and three of Mr. Williams' adult children. Prior to the sale, the shareholder group had advised us that they intended to sell the shares in order to recognize a tax loss on the shares to offset a tax gain they were recognizing on the sale of another business. The members of the shareholder group were all shareholders of WEB in April 1998 when we acquired WEB's handler equipment business. They acquired their shares of our common stock as a part of the purchase price we paid WEB.

        We believed the sale of this quantity of shares in the public market over a short period of time might distort the public trading price of our common stock. We entered into this transaction to avoid any such distortion because we believed any such distortion would not be in the best interests of our shareholders. As a part of the transaction we required the shareholder group to grant to us a put option to sell to the shareholder group the same number of shares of our common stock as we purchased from them at the same purchase price. We required the put option because we believed it would not be in our best interests to use our cash reserves for a permanent reduction in our outstanding shares unless adequate indications of an accelerated recovery of our industry became evident to support such an action. We understand that the put option was acceptable to the shareholder group because they intended to reacquire a position in our common stock in any event after meeting the conditions of Section 1091(a) of the Internal Revenue Code of 1986, as amended. Section 1091(a) provides in part that no deduction for loss on the sale of stock is allowed if the taxpayer acquires substantially identical stock within 30 days of the sale.

        We purchased the shares for $1.275 per share, which was the mean between the high and low sale prices of our common stock on the second preceding trading day from the sale date as reported by the Nasdaq National Market. The put option was exercisable at any time between December 31, 2001 and January 31, 2002. After our board determined that there were no indications of an accelerated industry recovery that would support the use of our cash reserves for a permanent reduction in our outstanding shares, we exercised the put option on December 31, 2001. Under the terms of the put option, we are required to file a registration statement covering the shares sold to the shareholder group with the SEC and maintain the effectiveness of the registration until December 31, 2002. Of the shares sold by the shareholder group and of the shares purchased by the shareholder group pursuant to exercise of the put option, 106,290 were sold and purchased by Mr. Williams, 123,390 were sold and purchased by his adult children, and 72,890 were sold and purchased by other employees of our Dallas operation.

        We believe that the above transactions between us and our officers and affiliates have been on terms no less favorable than we could have obtained from unaffiliated third parties. Any future transactions with officers, directors or 5% beneficial shareholders of our common stock will be on terms no less favorable than we could obtain from unaffiliated third parties.

SELECTION OF AUDITORS

        We have selected PricewaterhouseCoopers LLP as our independent public accountants for fiscal year 2002. We do not intend to request that the shareholders approve this selection. We have requested and expect, however, one or more representatives of PricewaterhouseCoopers LLP to be present at the

Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such reports furnished to us and written representations, we believe that for the year ended December 31, 2001, none of our directors, executive officers or beneficial owners of greater than 10% of our common stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act, except as follows. Daniel M. Koch failed to timely file a Form 4 for 2,000 shares of our common stock gifted on January 10, 2001. The transaction was reported on a Form 4 dated February 12, 2001. Keith E. Williams failed to timely file two Form 4s, one for 106,290 shares of our common stock sold on November 30, 2001 and the other for 106,290 shares of our common stock purchased on December 31, 2001. The transactions were reported on Form 4s dated January 25, 2002. See "Certain Relationships and Related Transactions" above.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Shareholder proposals intended to be presented in our proxy materials relating to our next Annual Meeting of Shareholders must be received by us at our principal executive offices on or before December 6, 2002, and must satisfy the requirements of the proxy rules promulgated by the SEC.

        A shareholder who wishes to make a proposal at our next Annual Meeting without including the proposal in our proxy materials must notify us by February 20, 2003. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.

OTHER BUSINESS

        We know of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by our board will be voted in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

        WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, TO EACH PERSON WHO WAS A SHAREHOLDER OF AETRIUM AS OF MARCH 29, 2002, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL

REPORT. SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.

By Order of the Board of Directors
Joseph C. Levesque Chairman of the Board, President and Chief Executive Officer
April 5, 2002 North St. Paul, Minnesota

APPENDIX A

FORM OF PROXY CARD

AETRIUM INCORPORATED

This Proxy is solicited by the Board of Directors

        The undersigned hereby appoints JOSEPH C. LEVESQUE and DOUGLAS L. HEMER, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Aetrium Incorporated held of record by the undersigned on March 29, 2002, at the Annual Meeting of Shareholders to be held on May 21, 2002, or any adjournment thereof.

1.
ELECTION OF DIRECTORS.
☐ FOR all nominees listed below (except as marked to the contrary below)	☐ AGAINST all nominees listed below
(INSTRUCTION: To vote against any individual nominee named below, strike a line through such nominee's name)
JOSEPH C. LEVESQUE DARNELL L. BOEHM TERRENCE W. GLARNER	ANDREW J. GREENSHIELDS DOUGLAS L. HEMER
2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 above. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                         , 2002

Signature
Signature if held jointly

        Please mark, sign, date and return this proxy card promptly using the enclosed envelope, which requires no postage if mailed in the United States.

A-1

QuickLinks

SCHEDULE 14A INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
AETRIUM INCORPORATED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 21, 2002
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS To Be Held May 21, 2002
INTRODUCTION
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OUTSTANDING SHARES
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
Summary Compensation Table
Option Grants in Fiscal Year 2001
Aggregated Option Exercises in Fiscal Year 2001 and 2001 Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER BUSINESS
MISCELLANEOUS
APPENDIX A FORM OF PROXY CARD